As filed with the Securities and Exchange Commission on February 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

S&T BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1434426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Philadelphia Street, Indiana, Pennsylvania	15701
(Address of Principal Executive Offices)	(Zip Code)

2014 Incentive Plan

(Full title of the plan)

Mark Kochvar

Senior Executive Vice President and Chief Financial Officer

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

(Name and address of agent for service)

(800) 325-2265

(Telephone number, including area code, of agent for service)

Copies to:

Paul D. Freshour, Esq.

Arnold & Porter LLP

555 Twelfth Street NW

Washington, DC 20004

(202) 942-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $2.50 par value per share	750,000 shares	$21.635	$16,226,250 (2)	$2,089.94

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(c) and (h) under the Securities Act, on the basis of the average high and low sale prices of the Registrant’s Common Stock as reported on February 20, 2014 on The Nasdaq Global Select Market, which date is within five business days prior to the date of the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) have been or will be sent or given to participants in the 2014 Incentive Plan (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

a)	S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

b)	the description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law of 1988 (“PBCL”) provides, in general, that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article V of S&T’s by-laws provides indemnification of directors and officers of S&T and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

As authorized by Section 1747 of the PBCL and Section 501(4) of S&T’s by-laws, S&T maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering S&T for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by S&T.

As provided in Section 19 of the Plan, in addition to such other rights of indemnification as they may have as directors or as members of the trust committee responsible for the administration of the Plan (the “Committee”), the members of the Committee shall be indemnified against any and all liabilities of any act, or failure to act, in relation to the Plan or the funds of the Plan, including, without limitation, expenses reasonably incurred in the defense of any claim relating to the Plan or funds of the Plan, and amounts paid in any compromise or settlement relating to the Plan or funds of the Plan, except for actions or failures to act made in bad faith. The foregoing indemnification shall be from the funds of the Plan to the extent of those funds and to the extent permitted under applicable law; otherwise from the assets of S&T.

The foregoing is only a general summary of certain aspects of Pennsylvania law and S&T’s by-laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the PBCL described above, Section 501(4) of the by-laws of S&T and Section 19 of the Plan.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9. Undertakings.

(a) Rule 415 offering. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Pennsylvania, on February 21, 2014.

DATE: February 21, 2014	By:	/s/ Todd D. Brice
	Name:	Todd D. Brice
	Title:	President and Chief Executive Officer

	By:	/s/ Mark Kochvar
	Name:	Mark Kochvar
	Title:	Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE:	TITLE:	DATE:

/s/ Todd D. Brice	President and Chief Executive Officer (Principal Executive Officer)	February 21, 2014
Todd D. Brice

/s/ Mark Kochvar	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 21, 2014
Mark Kochvar

/s/ Melanie Lazzari	Senior Vice President, Controller (Principal Accounting Officer)	February 21, 2014
Melanie Lazzari

Director
John J. Delaney

*	Director	February 21, 2014
Michael J. Donnelly

*	Director	February 21, 2014
William J. Gatti

*	Director	February 21, 2014
Jeffrey D. Grube

*	Director	February 21, 2014
Frank W. Jones

*	Director	February 21, 2014
Joseph A. Kirk

Director
David L. Krieger

Director
James C. Miller

*	Director	February 21, 2014
Fred J. Morelli, Jr.

*	Director	February 21, 2014
Frank J. Palermo, Jr.

Director
Charles A. Spadafora

*	Director	February 21, 2014
Christine J. Toretti

*	Chairman of the Board and Director	February 21, 2014
Charles G. Urtin

*By:	/s/ Mark Kochvar
Mark Kochvar, Attorney-in-Fact
Date: February 21, 2014

INDEX TO EXHIBITS

4.1	Provisions of the Articles of Incorporation of S&T Bancorp, Inc. defining the rights of security holders, incorporated herein by reference to the Current Report on Form 8-K, dated January 31, 2008

4.2	S&T Bancorp, Inc. 2014 Incentive Plan, filed as Exhibit 10.9 to the Annual Report on Form 10-K for the year ended December 31, 2013, dated February 21, 2014 and incorporated herein by reference.

5.1	Opinion of Arnold & Porter LLP, filed herewith

23.1	Consent of Arnold & Porter LLP, filed herewith (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, filed herewith

24	Powers of Attorney of certain officers and directors of the Corporation, filed herewith